                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Alaska Air Group, Inc. on Form S-1 of our report dated March 10, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the methods of accounting for goodwill and for the deferral of revenue on miles sold under the mileage plan, both discussed in Note 15 to the consolidated financial statements), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington

July 16, 2003